Exhibit 99.1
ENDO REPORTS FIRST-QUARTER 2017 FINANCIAL RESULTS

•	First-quarter 2017 revenues increased 8 percent from prior year to $1,038 million

•	First-quarter 2017 U.S. Generic Pharmaceuticals revenue increased 24 percent to $722 million

•	First-quarter 2017 reported $0.74 diluted (GAAP) loss per share from continuing operations

•	First-quarter 2017 adjusted diluted earnings per share (EPS) from continuing operations increased 14 percent to $1.23

•	First-quarter 2017 reported (GAAP) consolidated net loss of $174 million

•	First-quarter 2017 adjusted EBITDA increased 21 percent to $478 million

•	Company reaffirms 2017 full-year revenues, adjusted EBITDA and adjusted diluted EPS financial guidance
DUBLIN, May 9, 2017 -- Endo International plc (NASDAQ: ENDP) today reported first-quarter 2017 financial results, including:

•	Revenues of $1,038 million, an 8 percent increase compared to first-quarter 2016 revenues of $964 million.

•	Reported net loss from continuing operations of $165 million compared to first-quarter 2016 reported net loss from continuing operations of $89 million.

•	Reported diluted loss per share from continuing operations of $0.74 compared to first-quarter 2016 reported diluted loss per share from continuing operations of $0.40.

•	Adjusted net income from continuing operations of $275 million, a 14 percent increase compared to first-quarter 2016 adjusted net income from continuing operations of $241 million.

•	Adjusted diluted EPS from continuing operations of $1.23, a 14 percent increase compared to first-quarter 2016 adjusted diluted EPS from continuing operations of $1.08.

•	Adjusted EBITDA from continuing operations of $478 million, a 21 percent increase compared to first-quarter 2016 adjusted EBITDA of $396 million.
"During Endo's February 2017 earnings call, we outlined key priorities that we believe will enable us to achieve our Company's vision. As we noted, we expect this to take time, but our strong first-quarter performance illustrates how our renewed focus on execution is beginning to yield results. The quarter benefited from new Generic product introductions and continued strong growth from our Branded Specialty products business," said Paul Campanelli, President and CEO of Endo. "As a result, we generated substantial adjusted EBITDA in the quarter that was further enhanced by cost savings from our 2016 and 2017 restructurings and related initiatives."

FINANCIAL PERFORMANCE
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016		Change
Total Revenues	$1,037,600	$963,539		8%
Reported Loss from Continuing Operations	$(165,423)	$(88,763)		86%
Reported Diluted Weighted Average Shares	223,014	222,302		—%
Reported Diluted Loss per Share from Continuing Operations	$(0.74)	$(0.40)		85%
Adjusted Income from Continuing Operations	$275,245	$240,731	[1]	14%
Adjusted Diluted Weighted Average Shares[2]	223,335	223,180		—%
Adjusted Diluted EPS from Continuing Operations	$1.23	$1.08	[1]	14%

(1)	Refer to footnote 13 in the Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures for further discussion.

(2)
Diluted per share data is computed based on weighted average shares outstanding and, if there is income from continuing operations during the period, the dilutive impact of share equivalents outstanding during the period. In the case of Adjusted Diluted Weighted Average Shares, Adjusted Income from Continuing Operations is used in determining whether to include such dilutive impact.

CONSOLIDATED RESULTS
Total revenues increased by 8 percent to $1,038 million in first-quarter 2017 compared to the same period in 2016. This increase resulted primarily from the fourth-quarter 2016 introductions of key first-to-file generic products, quetiapine extended-release (ER) tablets and ezetimibe tablets. GAAP net loss from continuing operations in first-quarter 2017 was $165 million compared to GAAP net loss from continuing operations of $89 million during the same period in 2016 primarily attributable to the after-tax impact of goodwill and intangible asset impairment charges during first-quarter 2017 compared to the same period last year. GAAP net loss per share from continuing operations for the first-quarter 2017 was $0.74, compared to GAAP net loss per share from continuing operations of $0.40 in first-quarter 2016.
Adjusted net income from continuing operations in first-quarter 2017 increased by 14 percent to $275 million compared to first-quarter 2016, driven primarily by the contributions of ezetimibe, quetiapine ER, Sterile Injectables, and our Branded Specialty products. Adjusted net income per share from continuing operations for the three months ended March 31, 2017 increased 14 percent to $1.23 compared to first-quarter 2016.
U.S. GENERIC PHARMACEUTICALS
During first-quarter 2017, the U.S. Generic Pharmaceuticals segment submitted four regulatory filings and launched four new products, including ephedrine sulfate injection following the approval of its New Drug Application by the U.S. Food and Drug Administration (FDA).

First-quarter 2017 U.S. Generic Pharmaceuticals results include:

•
Revenues of $722 million, a 24 percent increase compared to first-quarter 2016; this increase was primarily attributable to the fourth-quarter 2016 introductions of quetiapine ER tablets, the generic version of SEROQUEL XR®, and ezetimibe tablets, the generic equivalent of ZETIA®. Par has first-to-file status and associated marketing exclusivity for each product. Revenue growth also benefited from the launch of ephedrine sulfate injection.

•	Sterile Injectables increased 22 percent compared to first-quarter 2016; this increase was driven primarily by VASOSTRICT® and ADRENALIN®.

•
Generics base business decreased 32 percent compared to first-quarter 2016; this decrease primarily resulted from the impact on first-quarter 2017 related to 2016 competitive events and previously announced product discontinuances.

U.S. BRANDED PHARMACEUTICALS
During first-quarter 2017, highly statistically significant data from Endo's Phase 2b study of XIAFLEX® in patients with cellulite was presented at the Aesthetica Super Symposium (American Society of Plastic Surgeons) and the American Academy of Dermatology Annual Meeting. Phase 3 clinical trials are expected to begin in the second half of 2017.
On March 14, 2017, the FDA’s Advisory Committees voted 18 to eight, with one abstention, that the benefits of reformulated OPANA® ER no longer outweigh its risks, while a number of the Committee members expressed their preference that OPANA® ER remain on the market with additional regulatory restrictions. Following the outcome of the FDA advisory committee meetings, the Company stated its belief that OPANA® ER remains an important clinical choice for appropriate patients and that Endo plans to work collaboratively with the FDA as it completes its product evaluation.
First-quarter 2017 U.S. Branded Pharmaceuticals results include:

•
Revenues of $250 million, a 19 percent decrease compared to first-quarter 2016; this decrease was primarily attributable to generic erosion adversely impacting the Company's established products portfolio, including VOLTAREN® Gel, FROVA®, OPANA® ER and LIDODERM®, along with the divestiture of STENDRA®.

•
Specialty products increased 11 percent in the first-quarter 2017 versus the same period in 2016, driven by the strong performance from XIAFLEX® and SUPPRELIN® LA. Sales of XIAFLEX®, our flagship Branded product, increased 12 percent compared to first-quarter 2016; this increase was primarily attributable to strong demand growth.

INTERNATIONAL PHARMACEUTICALS
Endo's previously announced divestiture of its South African subsidiary, Litha Healthcare Group, to Acino Pharma AG is expected to close in the second quarter of 2017, subject to customary conditions, including the expiration or termination of waiting periods under applicable competition laws. In first-quarter 2017, the Company also announced that due diligence had begun on the potential divestiture of its Mexican subsidiary, Somar, which is continuing to progress.
First-quarter 2017 International Pharmaceuticals revenues were $65 million, an 8 percent decrease compared to first-quarter 2016.
2017 FINANCIAL GUIDANCE
For the full twelve months ended December 31, 2017, at current exchange rates, Endo is providing guidance on revenue, GAAP and adjusted diluted income (loss) per share from continuing operations and adjusted EBITDA from continuing operations, along with certain assumptions used in determining these measures. The Company estimates:

•	Total revenues to be between $3.45 billion to $3.60 billion;

•	Reported diluted GAAP loss per share from continuing operations to be between $0.80 and $0.50;

•	Adjusted diluted EPS from continuing operations to be between $3.45 to $3.75; and

•	Adjusted EBITDA from continuing operations to be between $1.50 billion to $1.58 billion.
The Company’s 2017 non-GAAP financial guidance is based on the following assumptions:

•	Adjusted gross margin of approximately 62.5% to 63.5%;

•	Adjusted operating expenses as a percentage of revenues of approximately 22.5% to 23.0%;

•	Adjusted interest expense of approximately $490 million to $500 million;

•	Adjusted effective tax rate of approximately 13.0% to 14.0%; and

•	Adjusted diluted EPS from continuing operations assumes full-year adjusted diluted shares outstanding of approximately 224 million shares.
BALANCE SHEET, LIQUIDITY AND OTHER UPDATES
As of March 31, 2017, the Company had $617.6 million in unrestricted cash; debt of $8.3 billion; net debt of approximately $7.6 billion and a net debt to adjusted EBITDA ratio of 4.4.
First-quarter 2017 cash provided by operating activities was $168 million, compared to $46 million of net cash used by operating activities in the comparable 2016 period. The growth compared to 2016 was primarily attributable to strong operating results and the favorable impact of changes in working capital and other assets and liabilities.
During first-quarter 2017, the Company recorded total combined pre-tax, non-cash impairment charges of $204 million, which primarily consisted of a goodwill impairment charge of $83 million and other intangible asset impairments of $119 million, including the following items:

•
Pursuant to an existing agreement with Novartis AG, Endo's subsidiary, Paladin Labs Inc., licensed the Canadian rights to commercialize serelaxin, an investigational drug for the treatment of acute heart failure (AHF). On March 22, 2017, Novartis announced that a Phase III study of serelaxin in patients with AHF failed to meet its primary endpoints. As a result, Endo has concluded that its serelaxin in-process research and development intangible asset is fully impaired resulting in a $45 million non-cash impairment charge. As a result of the serelaxin intangible impairment, Endo assessed the recoverability of its Paladin goodwill balance and determined that the estimated fair value of the Paladin reporting unit was below its book value, resulting in a non-cash goodwill impairment charge of $83 million.

•
Endo identified certain market conditions impacting the recoverability of developed technology intangible assets in its U.S. Generic Pharmaceuticals segment. As a result, Endo determined that these intangible assets are impaired. The non-cash impairment charge related to these intangible assets totaled $73 million.

In addition, the Company recorded first-quarter 2017 restructuring cash charges of $15 million related to its restructuring program that primarily impacted its Corporate and Branded pharmaceuticals R&D functions. As announced in January 2017, Endo expects to realize approximately $40 million to $50 million in annual run rate pre-tax cost savings by the fourth quarter of 2017 as a result of these restructuring actions.
In April 2017, Endo refinanced its $3.7 billion existing credit agreement, significantly enhancing the Company's operational flexibility over the medium to long-term and extending its maturity schedule.
CONFERENCE CALL INFORMATION
Endo will conduct a conference call with financial analysts to discuss this press release today at 8:30 a.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 6086379. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from May 9, 2017 at 11:30 a.m. ET until 11:30 a.m. ET on May 23, 2017 by dialing U.S./Canada (855) 859-2056, International (404) 537-3406, and entering the passcode 6086379.
A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 11:30 a.m. ET on May 23, 2017. The replay can be accessed by clicking on the Investor Relations section of the Endo website.

FINANCIAL SCHEDULES
The following table presents Endo's unaudited Total Revenues for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Percent Growth
	2017	2016
U.S. Generic Pharmaceuticals:
U.S. Generics Base	$236,147	$347,429	(32)%
Sterile Injectables	151,349	123,689	22%
New Launches and Alternative Dosages	334,487	112,272	198%
Total U.S. Generic Pharmaceuticals	$721,983	$583,390	24%
U.S. Branded Pharmaceuticals:
Specialty Products:
XIAFLEX®	$49,525	$44,045	12%
SUPPRELIN® LA	19,181	17,252	11%
Other Specialty (1)	36,028	32,969	9%
Total Specialty Products	$104,734	$94,266	11%
Established Products:
OPANA® ER	$35,718	$44,670	(20)%
PERCOCET®	30,945	33,593	(8)%
VOLTAREN® Gel	14,274	35,747	(60)%
LIDODERM®	13,176	19,712	(33)%
Other Established (2)	51,312	80,825	(37)%
Total Established Products	$145,425	$214,547	(32)%
Total U.S. Branded Pharmaceuticals (3)	$250,159	$308,813	(19)%
Total International Pharmaceuticals	$65,458	$71,336	(8)%
Total Revenues	$1,037,600	$963,539	8%
__________

(1)	Products included within Other Specialty include TESTOPEL®, NASCOBAL® Nasal Spray, and AVEED®.

(2)	Products included within Other Established include, but are not limited to, TESTIM® and FORTESTA® Gel, including the authorized generic.

(3)
Individual products presented above represent the top two performing products in each product category and/or any product having revenues in excess of $25 million during any quarterly period in 2017 or 2016. LIDODERM® is separately presented as its revenues exceeded $25 million in certain quarterly periods in 2016.

The following table presents unaudited Condensed Consolidated Statement of Operations data for the three months ended March 31, 2017 and 2016 (in thousands, except per share data):

	Three Months Ended March 31,
	2017	2016
TOTAL REVENUES	$1,037,600	$963,539
COSTS AND EXPENSES:
Cost of revenues	668,962	688,705
Selling, general and administrative	177,240	178,355
Research and development	43,009	41,692
Litigation-related and other contingencies, net	936	5,200
Asset impairment charges	203,962	129,625
Acquisition-related and integration items	10,880	12,554
OPERATING LOSS FROM CONTINUING OPERATIONS	$(67,389)	$(92,592)
INTEREST EXPENSE, NET	111,999	116,793
OTHER INCOME, NET	(2,037)	(1,907)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(177,351)	$(207,478)
INCOME TAX BENEFIT	(11,928)	(118,715)
LOSS FROM CONTINUING OPERATIONS	$(165,423)	$(88,763)
DISCONTINUED OPERATIONS, NET OF TAX	(8,405)	(45,108)
CONSOLIDATED NET LOSS	$(173,828)	$(133,871)
Less: Net income (loss) attributable to noncontrolling interests	—	(2)
NET LOSS ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(173,828)	$(133,869)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—BASIC:
Continuing operations	$(0.74)	$(0.40)
Discontinued operations	(0.04)	(0.20)
Basic	$(0.78)	$(0.60)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—DILUTED:
Continuing operations	$(0.74)	$(0.40)
Discontinued operations	(0.04)	(0.20)
Diluted	$(0.78)	$(0.60)
WEIGHTED AVERAGE SHARES:
Basic	223,014	222,302
Diluted	223,014	222,302

The following table presents unaudited Condensed Consolidated Balance Sheet data at March 31, 2017 and December 31, 2016 (in thousands):

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$617,589	$517,250
Restricted cash and cash equivalents	278,245	282,074
Accounts receivable	689,602	992,153
Inventories, net	549,138	555,671
Assets held for sale	112,860	116,985
Other current assets	85,287	125,326
Total current assets	$2,332,721	$2,589,459
TOTAL NON-CURRENT ASSETS	10,885,929	11,685,650
TOTAL ASSETS	$13,218,650	$14,275,109
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses, including legal settlement accruals	$1,977,971	$2,470,016
Liabilities held for sale	37,149	24,338
Other current liabilities	44,044	140,391
Total current liabilities	$2,059,164	$2,634,745
LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,224,559	8,141,378
OTHER LIABILITIES	746,874	797,397
TOTAL SHAREHOLDERS' EQUITY	$2,188,053	$2,701,589
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,218,650	$14,275,109

The following table presents unaudited Condensed Consolidated Statement of Cash Flow data for the three months ended March 31, 2017 and 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016
OPERATING ACTIVITIES:
Consolidated net loss	$(173,828)	$(133,871)
Adjustments to reconcile consolidated net loss to Net cash provided by (used in) operating activities:
Depreciation and amortization	286,855	236,089
Asset impairment charges	203,962	150,804
Other, including cash payments to claimants from Qualified Settlement Funds (1)	(149,226)	(298,789)
Net cash provided by (used in) operating activities	$167,763	$(45,767)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	$(27,202)	$(25,998)
Proceeds from sale of business and other assets, net	16,217	6,421
Increase in restricted cash and cash equivalents (1)	(243,666)	(121,031)
Decrease in restricted cash and cash equivalents (1)	247,530	184,678
Other	—	(13,000)
Net cash (used in) provided by investing activities	$(7,121)	$31,070
FINANCING ACTIVITIES:
(Payments on) proceeds from borrowings, net	$(28,894)	$(21,859)
Other	(24,300)	(16,791)
Net cash used in financing activities	$(53,194)	$(38,650)
Effect of foreign exchange rate	$1,444	$2,967
Movement in cash held for sale	(8,553)	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$100,339	$(50,380)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	517,250	272,348
CASH AND CASH EQUIVALENTS, END OF PERIOD	$617,589	$221,968

(1)
Included within the above Condensed Consolidated Statements of Cash Flows is the impact of payments into and out of QSFs for mesh-related product liability. Cash payments into QSFs result in a cash outflow for investing activities (CFI). Cash releases from QSFs result in a cash inflow for investing activities and a corresponding outflow for operating activities (CFO). The following table reflects the mesh-related payment activities for the three months ended March 31, 2017 and 2016 by cash flow component:

	Three Months Ended March 31,
	2017		2016
	Impact on CFO (a)	Impact on CFI	Impact on CFO (a)	Impact on CFI
Cash contributions to Qualified Settlement Funds	$—	$(243,344)	$—	$(120,919)
Cash payments to claimants from Qualified Settlement Funds	(247,530)	247,530	(184,678)	184,678
Cash payments made directly to claimants	(1,224)	—	(1,561)	—
Total	$(248,754)	$4,186	$(186,239)	$63,759

(a)	These amounts are included in "Other, including cash payments to claimants from Qualified Settlement Funds (1)" in the Condensed Consolidated Statements of Cash Flows above.

SUPPLEMENTAL FINANCIAL INFORMATION
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company's use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using non-GAAP measures.
The tables below provide reconciliations of certain of our non-GAAP financial measures, both historical and forward-looking, to their most directly comparable GAAP amounts. Refer to the "Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures" section below for additional details regarding the adjustments to the non-GAAP financial measures detailed throughout this Supplemental Financial Information section.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net loss attributable to Endo International plc (GAAP) to Adjusted EBITDA (non-GAAP) for the three months ended March 31, 2017 and 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016
Net loss attributable to Endo International plc (GAAP)	$(173,828)	$(133,869)
Income tax benefit	(11,928)	(118,715)
Interest expense, net	111,999	116,793
Depreciation and amortization (17)	284,109	233,434
EBITDA (non-GAAP)	$210,352	$97,643

Inventory step-up and other cost savings (2)	$115	$68,476
Upfront and milestone-related payments (3)	3,095	1,417
Inventory reserve increase from restructuring (4)	—	26,927
Royalty obligations (5)	—	(7,750)
Separation benefits and other restructuring (6)	22,670	11,529
Charges for litigation and other legal matters (7)	936	5,200
Asset impairment charges (8)	203,962	129,625
Acquisition-related and integration costs (9)	4,696	23,228
Fair value of contingent consideration (10)	6,184	(10,674)
Share-based compensation	19,493	14,317
Other income, net (18)	(2,037)	(1,907)
Other adjustments	97	(7,178)
Discontinued operations, net of tax (14)	8,405	45,108
Net income attributable to noncontrolling interests (15)	—	(2)
Adjusted EBITDA (non-GAAP)	$477,968	$395,959

Reconciliation of Adjusted Income from Continuing Operations (non-GAAP)
The following table provides a reconciliation of our Loss from continuing operations (GAAP) to our Adjusted income from continuing operations (non-GAAP) for the three months ended March 31, 2017 and 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016
Loss from continuing operations (GAAP)	$(165,423)	$(88,763)
Non-GAAP adjustments:
Amortization of intangible assets (1)	263,134	211,669
Inventory step-up and other cost savings (2)	115	68,476
Upfront and milestone-related payments (3)	3,095	1,417
Inventory reserve increase from restructuring (4)	—	26,927
Royalty obligations (5)	—	(7,750)
Separation benefits and other restructuring (6)	22,670	11,529
Charges for litigation and other legal matters (7)	936	5,200
Asset impairment charges (8)	203,962	129,625
Acquisition-related and integration costs (9)	4,696	23,228
Fair value of contingent consideration (10)	6,184	(10,674)
Non-cash and penalty interest charges (11)	—	4,092
Other (12)	(935)	(7,031)
Tax adjustments (13)	(63,189)	(127,214)
Adjusted income from continuing operations (non-GAAP)	$275,245	$240,731

Reconciliation of Other Adjusted Income Statement Data (non-GAAP)
The following tables provide detailed reconciliations of various other income statement data between the GAAP and non-GAAP amounts for the three months ended March 31, 2017 and 2016 (in thousands):

Three Months Ended March 31, 2017
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (15)	Diluted (loss) income per share from continuing operations (16)
Reported (GAAP)	$1,037,600	$668,962	$368,638	36%	$436,027	42%	$(67,389)	(6)%	$109,962	$(177,351)	$(11,928)	7%	$(165,423)	$(8,405)	$(173,828)	$(0.74)
Items impacting comparability:
Amortization of intangible assets (1)	—	(263,134)	263,134		—		263,134		—	263,134	—		263,134	—	263,134	1.18
Inventory step-up and other cost savings (2)	—	(115)	115		—		115		—	115	—		115	—	115	—
Upfront and milestone-related payments (3)	—	(669)	669		(2,426)		3,095		—	3,095	—		3,095	—	3,095	0.01
Separation benefits and other restructuring (6)	—	(1,661)	1,661		(21,009)		22,670		—	22,670	—		22,670	—	22,670	0.10
Charges for litigation and other legal matters (7)	—	—	—		(936)		936		—	936	—		936	—	936	—
Asset impairment charges (8)	—	—	—		(203,962)		203,962		—	203,962	—		203,962	—	203,962	0.91
Acquisition-related and integration costs (9)	—	—	—		(4,696)		4,696		—	4,696	—		4,696	—	4,696	0.02
Fair value of contingent consideration (10)	—	—	—		(6,184)		6,184		—	6,184	—		6,184	—	6,184	0.03
Other (12)	—	—	—		—		—		935	(935)	—		(935)	—	(935)	—
Tax adjustments (13)	—	—	—		—		—		—	—	63,189		(63,189)	—	(63,189)	(0.28)
Exclude discontinued operations, net of tax (14)	—	—	—		—		—		—	—	—		—	8,405	8,405	—
After considering items (non-GAAP)	$1,037,600	$403,383	$634,217	61%	$196,814	19%	$437,403	42%	$110,897	$326,506	$51,261	16%	$275,245	$—	$275,245	$1.23

Three Months Ended March 31, 2016
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating (loss) income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income attributable to Endo International plc (15)	Diluted (loss) income per share from continuing operations (16)
Reported (GAAP)	$963,539	$688,705	$274,834	29%	$367,426	38%	$(92,592)	(10)%	$114,886	$(207,478)	$(118,715)	57%	$(88,763)	$(45,108)	$(133,869)	$(0.40)
Items impacting comparability:
Amortization of intangible assets (1)	—	(211,669)	211,669		—		211,669		—	211,669	—		211,669	—	211,669	0.96
Inventory step-up and other cost savings (2)	—	(67,126)	67,126		(1,350)		68,476		—	68,476	—		68,476	—	68,476	0.31
Upfront and milestone-related payments (3)	—	(667)	667		(750)		1,417		—	1,417	—		1,417	—	1,417	0.01
Inventory reserve increase from restructuring (4)	—	(26,927)	26,927		—		26,927		—	26,927	—		26,927	—	26,927	0.12
Royalty obligations (5)	—	7,750	(7,750)		—		(7,750)		—	(7,750)	—		(7,750)	—	(7,750)	(0.03)
Separation benefits and other restructuring (6)	—	—	—		(11,529)		11,529		—	11,529	—		11,529	—	11,529	0.05
Charges for litigation and other legal matters (7)	—	—	—		(5,200)		5,200		—	5,200	—		5,200	—	5,200	0.02
Asset impairment charges (8)	—	—	—		(129,625)		129,625		—	129,625	—		129,625	—	129,625	0.58
Acquisition-related and integration costs (9)	—	—	—		(23,228)		23,228		—	23,228	—		23,228	—	23,228	0.10
Fair value of contingent consideration (10)	—	—	—		10,674		(10,674)		—	(10,674)	—		(10,674)	—	(10,674)	(0.05)
Non-cash and penalty interest charges (11)	—	—	—		—		—		(4,092)	4,092	—		4,092	—	4,092	0.02
Other (12)	—	—	—		8,350		(8,350)		(1,319)	(7,031)	—		(7,031)	—	(7,031)	(0.03)
Tax adjustments (13)	—	—	—		—		—		—	—	127,214		(127,214)	—	(127,214)	(0.58)
Exclude discontinued operations, net of tax (14)	—	—	—		—		—		—	—	—		—	45,108	45,108	—
After considering items (non-GAAP)	$963,539	$390,066	$573,473	60%	$214,768	22%	$358,705	37%	$109,475	$249,230	$8,499	3%	$240,731	$—	$240,733	$1.08

Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures
Notes to certain line items included in the reconciliations of the GAAP financial measures to the Non-GAAP financial measures for the three months ended March 31, 2017 and 2016 are as follows:

(1)	Adjustments for amortization of commercial intangible assets included the following:

	Three Months Ended March 31,
	2017	2016
Amortization of intangible assets excluding fair value step-up from contingent consideration	$252,889	$203,380
Amortization of intangible assets related to fair value step-up from contingent consideration	10,245	8,289
Total	$263,134	$211,669

(2)	Adjustments for inventory step-up and other cost savings included the following:

	Three Months Ended March 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Fair value step-up of inventory sold	$115	$—	$61,370	$957
Excess manufacturing costs that will be eliminated pursuant to integration plans	—	—	5,756	393
Total	$115	$—	$67,126	$1,350

(3)	Adjustments for upfront and milestone-related payments to partners included the following:

	Three Months Ended March 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based milestones	$669	$—	$667	$—
Development-based milestones	—	2,426	—	750
Total	$669	$2,426	$667	$750

(4)	To exclude charges reflecting adjustments to excess inventory reserves related to the 2016 U.S. Generic Pharmaceuticals restructuring initiative during the three months ended March 31, 2016.

(5)	To adjust for the reversal of the remaining Voltaren® Gel minimum royalty obligations as a result of a generic entrant during the three months ended March 31, 2016.

(6)	Adjustments for separation benefits and other restructuring included the following:

	Three Months Ended March 31,
	2017		2016
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Separation benefits	$1,661	$19,127	$—	$6,759
Accelerated depreciation and product discontinuation	—	398	—	4,369
Other	—	1,484	—	401
Total	$1,661	$21,009	$—	$11,529

(7)	To exclude litigation settlement charges or reimbursements.

(8)
To exclude goodwill and intangible asset impairment charges. During the three months ended March 31, 2017, we recorded total impairment charges of $204 million. Pursuant to an existing agreement with Novartis AG, Endo's subsidiary, Paladin Labs Inc., licensed the Canadian rights to commercialize serelaxin, an investigational drug for the treatment of acute heart failure (AHF). On March 22, 2017, Novartis announced that a Phase III study of serelaxin in patients with AHF failed to meet its primary endpoints. As a result, Endo has concluded that its serelaxin in-process research and development intangible asset is fully impaired resulting in a $45 million non-cash impairment charge. As a result of the serelaxin intangible impairment, Endo assessed the recoverability of its Paladin goodwill balance and determined that the estimated fair value of the Paladin reporting unit was below its book value, resulting in a non-cash goodwill impairment charge of $83 million. The remaining charges were the result of certain market conditions impacting the recoverability of developed technology intangible assets in Endo's U.S. Generic Pharmaceuticals segment, resulting in non-cash asset impairment charges of $73 million.

During the three months ended March 31, 2016, we recorded impairment charges of $130 million resulting from market conditions impacting the commercial potential of certain intangible assets in our U.S. Generic Pharmaceuticals segment and from the 2016 U.S. Generic Pharmaceuticals restructuring initiative, which resulted from the discontinuation of certain commercial products and the abandonment of certain IPR&D projects.

(9)	Adjustments for acquisition and integration items primarily relate to various acquisitions, including Par Pharmaceuticals, included the following:

	Three Months Ended March 31,
	2017	2016
Integration costs (primarily third-party consulting fees)	$2,243	$12,455
Transition services	—	4,849
Other	2,453	5,924
Total	$4,696	$23,228

(10)	To exclude the impact of changes in the fair value of contingent consideration resulting from changes in market conditions impacting the commercial potential of the underlying products.

(11)	To exclude penalty interest charges during the three months ended March 31, 2016.

(12)	Adjustments to other included the following:

	Three Months Ended March 31,
	2017		2016
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Foreign currency impact related to the re-measurement of intercompany debt instruments	$—	$(2,694)	$—	$1,255
Other miscellaneous	—	1,759	(8,350)	64
Total	$—	$(935)	$(8,350)	$1,319

(13)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income and permanent book-tax differences at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates. Adjusted income taxes include current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

Separately, as a result of the SEC’s guidance on Non-GAAP measures issued in May 2016, Endo is no longer excluding the non-cash deferred tax expense associated with acquired attributes in our adjusted income tax expense. This change has no impact on Endo’s historic or forward looking GAAP tax or cash tax profile. The following table presents the impact of our change in policy as of the second quarter of 2016 on Adjusted Diluted EPS from Continuing Operations for the three months ended March 31, 2016:

Three Months Ended March 31, 2016
Adjusted Diluted EPS from Continuing Operations - As Previously Reported	$1.08
Amount attributable to the change in approach to Non-GAAP income taxes	(0.16)
Adjusted Diluted EPS from Continuing Operations - As Revised	$0.92

(14)	To exclude the results of the businesses reported as discontinued operations, net of tax in the Condensed Consolidated Statement of Operations.

(15)	To exclude Net loss attributable to noncontrolling interests of $2 for the three months ended March 31, 2016.

(16)
Calculated as income (loss) from continuing operations divided by the applicable weighted average share number. The applicable weighted average share number for the three months ended March 31, 2017 is 223,014 and 223,335 for the GAAP and non-GAAP EPS calculations, respectively. The applicable weighted average share number for the three months ended March 31, 2016 is 222,302 and 223,180 for the GAAP EPS and non-GAAP EPS calculations, respectively.

(17)
Depreciation and amortization per the Adjusted EBITDA reconciliations do not include certain depreciation amounts reflected in other lines of the reconciliations, including Acquisition-related and integration costs and Separation benefits and other restructuring.

(18)	To exclude Other income, net per the Condensed Consolidated Statement of Operations.

Reconciliation of Adjusted Diluted Earnings Per Share Guidance (non-GAAP)
The following table provides a reconciliation of our Projected GAAP diluted loss per share to our Adjusted diluted earnings per share for 2017:

	Year Ending
	December 31, 2017
Projected GAAP diluted loss per share	$(0.80)	to	$(0.50)
Amortization of commercial intangible assets		3.60
Acquisition related, integration and restructuring charges and certain excess costs that will be eliminated pursuant to integration plans		0.46
Asset impairment charges		0.91
Tax effect of pre-tax adjustments at applicable tax rates		(0.72)
Adjusted diluted earnings per share	$3.45	to	$3.75
The Company's guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed and pending business development transactions as of May 9, 2017.

•
The Company is currently in the process of completing its assessment of debt extinguishment and debt modification accounting under GAAP related to its recently announced debt refinancing transactions, which closed on April 27, 2017.  This assessment will include an analysis of financing fees paid to third parties in connection with the new and existing debt agreements. Depending on the results of this analysis, we could incur material debt extinguishment charges, which could also significantly impact our 2017 GAAP diluted loss per share guidance range. Debt extinguishment charges, if any, would be recorded in the second quarter of 2017.  The Company currently plans to update its GAAP diluted loss per share guidance range in its second quarter 2017 earnings release.

Reconciliation of Net Debt Leverage Ratio (non-GAAP)
The following table provides a reconciliation of our Net loss attributable to Endo International plc (GAAP) to our Adjusted EBITDA (non-GAAP) for the twelve months ended March 31, 2017 (in thousands) and the calculation of our Net Debt Leverage Ratio (non-GAAP):

Twelve Months Ended March 31, 2017
Net loss attributable to Endo International plc (GAAP)	$(3,387,025)
Income tax benefit	(593,297)
Interest expense, net	447,885
Depreciation and amortization (17)	1,006,477
EBITDA (non-GAAP)	$(2,525,960)

Inventory step-up and other cost savings	$57,338
Upfront and milestone-related payments	10,008
Inventory reserve decrease from restructuring	(2,472)
Separation benefits and other restructuring	94,177
Charges for litigation and other legal matters	19,686
Asset impairment charges	3,855,502
Acquisition-related and integration costs	45,246
Fair value of contingent consideration	40,681
Share-based compensation	63,832
Other income, net	(468)
Other adjustments	7,275
Discontinued operations, net of tax	86,575
Net income attributable to noncontrolling interests	18
Adjusted EBITDA (non-GAAP)	$1,751,438

Calculation of Net Debt:
Debt	$8,250,171
Cash (excluding Restricted Cash)	617,589
Net Debt (non-GAAP)	$7,632,582

Calculation of Net Debt Leverage:
Net Debt Leverage Ratio (non-GAAP)	4.4

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted earnings per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted EBITDA and Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.
Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures. However, the Company does not provide reconciliations of projected non-GAAP financial measures to GAAP financial measures, nor does it provide comparable projected GAAP financial measures for such projected non-GAAP financial measures, except for projected adjusted diluted EPS. The Company is unable to provide such reconciliations without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for asset impairments, contingent consideration adjustments, legal settlements, loss on extinguishment of debt, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amount of which could be significant.
See Endo's Current Report on Form 8-K furnished today to the Securities and Exchange Commission for an explanation of Endo's non-GAAP financial measures.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering high-quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to the statements by Mr. Campanelli, as well as other statements regarding product development, market potential, corporate strategy, optimization efforts and restructurings, expected growth and regulatory approvals, together with Endo’s earnings per share amounts, product net sales, revenue forecasts and any other statements that refer to Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo.
All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: changing competitive, market and regulatory conditions; Endo’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Endo’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, as well as the general impact of continued economic volatility, can materially affect Endo’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements.

Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading "Risk Factors" in Endo’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.
SOURCE Endo International plc
Investors/Media: Stephen Mock, (845) 364-4833; Media: Heather Zoumas-Lubeski, (484) 216-6829; Investors: Nina Goworek, (484) 216-6657
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